Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CLEARSIDE BIOMEDICAL, INC.

Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the undersigned corporation hereby submits the following for the purpose of amending and restating its Second Amended and Restated Certificate of Incorporation, and does hereby certify as follows.

1. The name of the corporation is Clearside Biomedical, Inc. The corporation’s original Certificate of Incorporation was filed on May 26, 2011.

2. The corporation’s Second Amended and Restated Certificate of Incorporation was filed on January 29, 2013.

3. The corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety, as set forth in the text of the Third Amended and Restated Certificate of Incorporation attached hereto as Exhibit A.

4. This Third Amended and Restated Certificate of Incorporation will be effective upon filing.

[Signature page to follow.]

IN WITNESS WHEREOF, said Clearside Biomedical, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 28th day of April, 2014.

CLEARSIDE BIOMEDICAL, INC.

By:	/s/ Daniel White
Name:	Daniel White
Title:	Chief Executive Officer

EXHIBIT A

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CLEARSIDE BIOMEDICAL, INC.

ARTICLE I

The name of the corporation shall be “Clearside Biomedical, Inc.” (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the name of the registered agent is Corporation Service Company.

ARTICLE III

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The Corporation shall have the authority to issue 34,200,000 shares of capital stock, $0.001 par value per share, of which 21,000,000 shares shall be designated Common Stock (the “Common Stock”) 13,200,000 shares shall be designated Preferred Stock (the “Preferred Stock”). Of the authorized shares of Preferred Stock, 5,200,000 shares shall be designated Series A Preferred Stock (the “Series A Preferred Stock”) and 8,000,000 shares shall be designated Series A-1 Preferred Stock (the “Series A-1 Preferred Stock” and collectively with the Series A Preferred Stock, the “Series A/A-1 Preferred Stock”). The Series A/A-1 Preferred Stock shall have the rights, preferences, privileges and restrictions set forth below in Article V.

ARTICLE V

The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows.

A.	Dividends.

1. Preferred Stock. From and after the date of the issuance of any shares of Preferred Stock, dividends at the rate per annum of $0.06287 per share shall accrue on such shares of Series A Preferred Stock and $0.14506 per share shall accrue on such shares of Series A-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A/A-1 Preferred

Stock) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared; provided however, that except as set forth in the following sentence of this Subsection A.1 or in Subsection B.1, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Third Amended and Restated Certificate of Incorporation (this “Restated Certificate”)) the holders of the Series A/A-1 Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A/A-1 Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A/A-1 Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A/A-1 Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A/A-1 Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A/A-1 Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the applicable Original Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A/A-1 Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A/A-1 Preferred Stock dividend.

2. Ratable Allocation of Dividends. If at any time the Corporation pays a dividend or distribution on the Series A/A-1 Preferred Stock in an amount less than the total amount of dividends then accrued or declared and payable with respect to all shares of Series A/A-1 Preferred Stock, such payment will be distributed ratably among the holders of shares of Series A/A-1 Preferred Stock pro rata in proportion to the accrued or declared dividends that are then unpaid for the shares of Series A/A-1 Preferred Stock held by each such holder up to the aggregate amount of all dividends accrued or otherwise payable on such Series A/A-1 Preferred Stock.

B.	Preference on Liquidation.

1. Upon the occurrence of any Liquidating Event (as defined below), before any payment shall be made in respect of the Corporation’s Common Stock or any other class or series of the Corporation’s capital stock, each holder of Series A/A-1 Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders:

(a) an amount per share of Series A Preferred Stock equal to $0.78589, subject to equitable adjustment for any stock splits, combinations, consolidations, recapitalizations, reorganizations, reclassifications, stock distributions, stock dividends or other similar events (collectively, “Recapitalizations”) with respect to such share (as so adjusted from time to time, the “Series A Original Price”), plus all declared but unpaid Accruing Dividends plus (without duplication) any other declared but unpaid dividends on such share;

(b) an amount per share of Series A-1 Preferred Stock equal to $1.8132, subject to equitable adjustment for any Recapitalizations with respect to such share (as so adjusted from time to time, the “Series A-1 Original Price”), plus all declared but unpaid Accruing Dividends plus (without duplication) any other declared but unpaid dividends on such share (together with the amounts set forth in subsection (a), the “Preference Amount”);

If, upon the occurrence of a Liquidating Event, the assets and funds distributed among the holders of Series A/A-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid Preference Amounts then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A/A-1 Preferred Stock in proportion to the aggregate of the Preference Amount each such holder is entitled to receive.

After payment has been made to the holders of Series A/A-1 Preferred Stock of the full Preference Amounts to which they shall be entitled as aforesaid, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Corporation’s Common Stock and Series A/A-1 Preferred Stock as if such shares of Series A/A-1 Preferred Stock had been converted voluntarily into Common Stock immediately prior to such Liquidating Event at the then-applicable conversion rate.

2. Written notice of any such Liquidating Event stating a payment date, the place where such payment shall be made, the amount of each payment in liquidation and the amount of dividends to be paid shall be given by first class mail, postage prepaid, not less than ten (10) days prior to the payment date stated therein, to each holder of record of the Preferred Stock at such holder’s address as shown in the records of the Corporation, provided that any holder of Preferred Stock may convert its shares of Preferred Stock to Common Stock during such period at any time prior to the payment date stated in such notice.

3. A “Liquidating Event” shall mean (a) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or (b) a transaction or series of related transactions resulting in any of the following: (1) a sale, lease, transfer, exchange or other disposition of all or substantially all the assets of the Corporation, (2) a merger, consolidation, sale or reorganization as a result of which stockholders of the Corporation immediately prior to such merger, consolidation, sale or reorganization either (A) possess less than 50% of the voting power of the acquiring, surviving or successor entity immediately following such merger, consolidation, sale or reorganization or (B) do not possess the voting power of the acquiring, surviving or successor entity immediately following such merger, consolidation, sale or reorganization in substantially the same proportions as such stockholders possessed immediately prior thereto, or (3) the transfer by one or more stockholders of the Corporation of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of the Corporation; provided, however, if the holders of at least a majority of the shares of Preferred Stock then outstanding so elect by giving written notice to the Corporation before the effective date of a merger, consolidation, sale or reorganization that would otherwise be a Liquidating Event as defined herein, such merger, consolidation, sale or reorganization shall not be deemed a Liquidating Event and the provisions of Subsection D.7 shall apply, and provided further that a “Liquidating Event” shall not include any transaction or series of related transactions principally undertaken for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted, or a combination thereof. Upon the occurrence of any Liquidating Event that would involve the distribution of assets other than cash with respect to the outstanding shares of Preferred Stock, the amount of such distribution shall be the fair market value thereof at the time of such distribution as determined in good faith by the Board of Directors of the Corporation, and any securities to be distributed in such event shall be valued as follows.

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by subsection (ii) hereof:

(A) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

(B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) business days prior to the closing; and

(C) if there is no active public market, the value shall be the fair market value thereof, as reasonably determined by the Board of Directors of the Corporation in good faith.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as provided in clauses (A), (B) or (C) of subsection (i) hereof, to reflect the adjusted fair market value thereof, as reasonably determined by the Board of Directors of the Corporation in good faith.

4. Allocation of Escrow and Contingent Consideration. Upon the occurrence of any Liquidating Event, if any portion of the consideration payable to the stockholders of the

Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the transaction documents for such Liquidating Event shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Section B as if the Initial Consideration were the only consideration payable in connection with such Liquidating Event and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Section B after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidating Event shall be deemed to be Additional Consideration.

C.	Voting.

1. General Rights. Except as otherwise expressly provided herein or as required by law, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could then be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be reduced to the nearest whole number.

2. Protective Provisions. In addition to any other rights provided by law or as set forth in this Restated Certificate, for so long as at least 1,000,000 shares of Series A/A-1 Preferred Stock (subject to equitable adjustment for any Recapitalizations) are outstanding the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series A/A-1 Preferred Stock, consenting or voting together as a separate class on an as-converted to Common Stock basis, take any of the following actions (whether by merger, consolidation, recapitalization or otherwise):

(a) authorize or effect any Liquidating Event;

(b) authorize or effect a merger, consolidation or share exchange between the Corporation and another entity or a sale, lease, license or other disposition of all or substantially all of the Corporation’s assets, or effect a sale or other disposition which results in the holders of the Corporation’s capital stock prior to the transaction owning less than fifty percent (50%) of the voting power of the Corporation’s capital stock after the transaction, or some other reorganization or acquisition of the Corporation, whether or not any of the foregoing would constitute a Liquidating Event;

(c) redeem, purchase or otherwise acquire for value any shares of Common Stock or any Preferred Stock (other than employee, director or consultant shares repurchased at cost pursuant to equity incentive agreements or other similar arrangements providing for the right to repurchase shares upon the termination of services);

(d) authorize or issue any shares of capital stock having rights, preferences or privileges superior to or on parity with the Series A/A-1 Preferred Stock, or authorize or issue any securities exchangeable, convertible or exercisable for shares of such capital stock;

(e) reclassify any shares of Common Stock or any other class or series of capital stock of the Corporation into shares having rights, preferences or privileges superior to or on parity with the Series A/A-1 Preferred Stock or effect any other recapitalization of the Corporation;

(f) alter or change any of the powers, preferences, privileges or rights of the Preferred Stock;

(g) amend, repeal or add to any provision of this Restated Certificate or the Corporation’s Bylaws as in effect on the date this Restated Certificate is filed with the Secretary of State of the State of Delaware (the “Effective Date”) in a manner adverse to the holders of the Series A/A-1 Preferred Stock;

(h) convert the Corporation into another form of business entity or into a corporation organized in a jurisdiction other than Delaware;

(i) change the fundamental business of the Corporation; or

(j) incur any indebtedness in excess of $100,000.

3. Election of Directors. At each meeting of the stockholders held for the election of directors, or upon the taking of a written consent of stockholders for such purpose, (i) the holders of Common Stock shall be entitled, voting as a separate class, to elect one (1) member of the Board of Directors of the Corporation and (ii) for so long as at least 1,000,000 shares of the Series A Preferred Stock remain outstanding (subject to equitable adjustment for any Recapitalizations), the holders of Series A/A-1 Preferred Stock shall be entitled, voting together as a separate class on an as-converted to Common Stock basis, to elect two (2) members of the Board of Directors of the Corporation (the “Preferred Directors”). All remaining directors of the Corporation shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis. In the event the holders of Series A/A-1 Preferred Stock or Common Stock, as the case may be, fail to elect a member of the Board of Directors of the Corporation as set forth above, such directorship shall remain vacant until a member of the Board of Directors is elected by the holders of Series A/A-1

Preferred Stock or Common Stock, as the case may be, and no such directorship shall be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting as a separate class. Any director who shall have been elected by the holders of Series A/A-1 Preferred Stock or Common Stock, as the case may be may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of Series A/A-1 Preferred Stock or Common Stock, as the case may be, in accordance with the Bylaws of the Corporation, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of a majority of the shares of the Series A/A-1 Preferred Stock or Common Stock, as the case may be, represented at a meeting or pursuant to written consent.

D.	Conversion Rights.

Each share of Preferred Stock shall be convertible at the option of the holder thereof, at any time after the issuance of such share, into fully paid and nonassessable shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of the Series A Preferred Stock or Series A-1 Preferred Stock may be converted shall be determined by dividing the Series A Original Price by the Series A Conversion Price or the Series A-1 Original Price by the Series A-1 Conversion Price, as applicable, (each as determined as hereinafter provided) in effect at the time of the conversion.

1. Conversion Price. Before any adjustment pursuant to Section E hereof, the Series A conversion price (the “Series A Conversion Price”) shall be equal to the Series A Original Price and the Series A-1 conversion price (the “Series A-1 Conversion Price”) shall be equal to the Series A-1 Original Price (the Series A Conversion Price and the Series A-1 Conversion Price shall each be a “Conversion Price”).

2. Mechanics of Conversion. The holder of any shares of Preferred Stock may exercise the conversion rights as to such shares or any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation or accompanied by a written instrument or instruments of transfer (if required by it), accompanied by written notice stating that the holder elects to convert all or a number of such shares represented by the certificate or certificates. Such notice shall also state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” As promptly as practicable thereafter the Corporation shall issue and deliver to such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Subsection D.3 below. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate upon the Conversion Date, except only the right of the holder thereof to receive shares of Common Stock in exchange therefor. The holder shall be deemed to have become a stockholder of record with respect to the shares of

Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

3. Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined in good faith by the Corporation’s Board of Directors.

4. Payment of Taxes. The Corporation shall pay any and all issue and transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all the Preferred Stock from time to time outstanding. The Corporation shall from time to time use its best effort to obtain necessary director and stockholder approvals, in accordance with the laws of the State of Delaware, to increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding, and shall take all such actions as are necessary to increase such authorized amount of Common Stock upon obtaining such approvals. Before taking any action that would cause an adjustment reducing the Series A Conversion Price or Series A-1 Conversion Price below the then-par value of the shares of Common Stock issuable upon the conversion of the Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price or Series A-1 Conversion Price.

6. Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Subsection E.1), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change.

7. Reorganizations, Mergers or Consolidations. In case of any consolidation or merger of the Corporation with or into another corporation (other than a consolidation, merger or sale treated as a Liquidating Event pursuant to Subsection B.3 above), each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Preferred Stock would have been entitled upon such consolidation, merger or sale; and in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions of Sections D and E with respect to the rights and interest thereafter of the holders of Preferred Stock, to the end that the provisions set forth in Sections D and E shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

8. Listing of Shares Issuable Upon Conversion. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

9. Valid Issuance. All shares of Common Stock that may be issued upon conversion of the shares of Preferred Stock will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

10. No Dilution or Impairment. The Corporation will not, by amendment of this Restated Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of Sections D and E and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

E.	Adjustment of Conversion Prices.

The Conversion Prices from time to time in effect shall be subject to adjustment from time to time as follows.

1. Stock Splits, Dividends and Combinations. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock or shall issue a dividend in Common Stock on its outstanding Common Stock without a corresponding subdivision of or dividend on the Preferred Stock, the Series A Conversion Price and the Series A-1 Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock into a lesser number of shares of Common Stock without a corresponding combination of the Preferred Stock, the Series A Conversion Price and the Series A-1 Conversion Price in effect immediately prior to such combination shall be proportionately increased, concurrently with the effectiveness of such subdivision, dividend or combination, as the case may be.

2. Noncash Dividends, Stock Purchase Rights, Capital Reorganizations and Dissolutions. In case:

(a) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or any other distribution, payable otherwise than in cash; or

(b) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

(c) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another Corporation that is not a Liquidating Event or conveyance of all or substantially all of the assets of the Corporation to another corporation that is not a Liquidating Event;

then, and in any such case, the Corporation shall cause to be mailed to the transfer agent for the Preferred Stock and to the holders of record of the outstanding Preferred Stock, at least ten (10) days prior to the date hereinafter specified, a notice stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights, or (ii) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

3. Issuances at Less Than the Series A Conversion Price or Series A-1 Conversion Price. Upon the issuance or sale by the Corporation of:

(a) Common Stock for a consideration per share less than the Series A Conversion Price or Series A-1 Conversion Price in effect immediately prior to the time of such issue or sale; or

(b) any Stock Purchase Rights (as hereinafter defined) where the consideration per share for which shares of Common Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities (as hereinafter defined), upon the subsequent conversion or exchange of such Convertible Securities) shall be less than the Series A Conversion Price or Series A-1 Conversion Price in effect immediately prior to the time of the issue or sale of such Stock Purchase Rights; or

(c) any Convertible Securities where the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the Series A Conversion Price or Series A-1 Conversion Price in effect immediately prior to the time of the issue or sale of such Convertible Securities;

other than an issuance of Common Stock pursuant to Subsections E.1 or E.6 hereof (any such issuance shall be referred to hereinafter as a “Dilutive Issuance”), then, forthwith upon such issue or sale, the Series A Conversion Price or Series A-1 Conversion Price, as applicable, shall be reduced concurrently with such issue in order to increase the number of shares of Common Stock into which the Preferred Stock, as applicable, is convertible to a price (calculated to the nearest cent) determined by the following formula:

CP1 = CP *	N + C
N + AS

where:

CP1	=	the Conversion Price as so adjusted;

CP	=	the former Conversion Price immediately prior to the Dilutive Issuance;

N	=	the number of shares of Common Stock outstanding immediately prior to such issuance (or deemed issuance) assuming exercise or conversion of all outstanding Convertible Securities and Stock Purchase Rights;

C	=	the number of shares of Common Stock that the aggregate consideration received or deemed to be received by the Corporation for the total number of additional securities so issued or deemed to be issued would purchase if the purchase price per share were equal to CP; and

AS	=	the number of shares of Common Stock so issued or deemed to be issued.

Notwithstanding the foregoing, the applicable Conversion Price shall not at such time be reduced if such reduction would be an amount less than $.01, but any such amount shall be carried forward and deduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

4. Defined Terms. For purposes of this Section E, the following provisions will be applicable.

(a) “Convertible Securities” shall mean evidences of indebtedness, shares of stock (including, without limitation, the Preferred Stock) or other securities that are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock.

(b) “Stock Purchase Rights” shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible Securities.

(c) The Common Stock underlying the Convertible Securities and Stock Purchase Rights shall be deemed outstanding and issued or sold at the time of the issue or sale of the Convertible Security or Stock Purchase Right.

5. Determination of Consideration. The “consideration actually received” by the Corporation for the issuance, sale, grant or assumption of shares of Common Stock, Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows:

(a) in the case of cash, the net amount received by the Corporation after deduction of any accrued interest or dividends and before deducting any expenses paid or incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection with such issue or sale;

(b) in the case of consideration other than cash, the fair market value of such consideration, which shall not include the value of any Convertible Securities being converted or exchanged, as determined by the Board of Directors of the Corporation in good faith, after deducting any accrued interest or dividends; and

(c) with respect to the issuance of Stock Purchase Rights and Convertible Securities, the total consideration, if any, received by the Corporation as consideration for the issuance of the Stock Purchase Rights or the Convertible Securities, as the

case may be, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities, as the case may be, in each case after deducting any accrued interest or dividends.

In the event of any change in (i) the consideration, if any, payable upon exercise of any Stock Purchase Rights or upon the conversion or exchange of any Convertible Securities, or (ii) the rate at which any Convertible Securities are convertible into or exchangeable for shares of Common Stock, the applicable Conversion Price, as computed upon the original issue thereof shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Stock Purchase Rights or Convertible Securities provided for such changed purchase price, consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any Stock Purchase Rights not exercised or of any right to convert or exchange under any Convertible Securities not exercised, the Conversion Price then in effect shall forthwith be increased to the Conversion Price that would have been in effect at the time of such expiration had such Stock Purchase Rights or Convertible Securities never been issued. No readjustment of the Conversion Price pursuant to this paragraph shall (A) increase the Conversion Price by an amount in excess of the adjustment originally made to the Conversion Price in respect of the issue, sale or grant of the applicable Stock Purchase Rights or Convertible Securities, or (B) require any adjustment to the amount paid or number of shares of Common Stock received by any holder of Preferred Stock upon any conversion of any share of Preferred Stock prior to the date upon which such readjustment to the Conversion Price shall occur.

6. Exclusions for Adjustment for Issuances at Less Than the Conversion Price. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of any Conversion Price in the case of: (a) Common Stock or Stock Purchase Rights issued or issuable to employees, officers, consultants or directors of the Corporation pursuant to any incentive agreement or arrangement approved by the Board of Directors of the Corporation in an aggregate amount of not more than 2,240,508 shares as appropriately adjusted for any Recapitalizations; (b) securities issued in connection with any equipment leases or borrowings, direct or indirect, from financial or other institutions regularly engaged in such business as may be approved by the Board of Directors of the Corporation; (c) securities issued pursuant to any Recapitalizations; (d) Common Stock or Stock Purchase Rights shares issued in connection with strategic relationships or similar arrangements approved by the Board of Directors of the Corporation (including the Preferred Director), provided that the securities issued in connection with any such relationship or arrangement shall not exceed one percent (1%) of the outstanding capital stock of the Corporation calculated on a fully diluted basis at the time of the transaction (e) securities issued in a Qualified Public Offering; (f) Common Stock issued upon conversion of the Preferred Stock; (g) Common Stock or Preferred Stock issued by way of dividend or other comparable distribution on the Preferred Stock; or (h) securities issued pursuant to, or upon conversion or exercise of securities issued pursuant to, the Note Purchase Agreement, dated on or about the Effective Date, by and among the Corporation and the purchasers named therein (the “Note Purchase Agreement”).

7. Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section E, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof, and prepare and furnish to each holder of Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written notice at any time of any affected holder of Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Conversion Price at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s shares.

F.	Mandatory Conversion.

1. Mandatory Conversion on Qualified Public Offering. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then-applicable conversion rate upon the occurrence of a closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock of the Corporation to the public where the Corporation receives proceeds of more than $30,000,000 (net of underwriters discounts and commissions), and the price per share to the public yields an imputed premoney valuation of the Corporation on a fully diluted, as converted basis of not less than $3.93 (a “Qualified Public Offering”). In addition, each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable conversion rate upon the affirmative vote of the holders of at least a majority of the then-outstanding shares of Preferred Stock, voting separately as a single class on an as-converted to Common Stock basis. All holders of record of shares of Preferred Stock will be given at least thirty (30) days prior written notice of the date fixed for mandatory conversion of the Preferred Stock and the event causing the mandatory conversion of the Preferred Stock into Common Stock. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of Preferred Stock at such holder’s address as shown in the records of the Corporation.

2. Mandatory Conversion on Commitment Default. If the Second Closing (as defined in the Note Purchase Agreement) or a Qualified Financing Closing (as defined in the Note Purchase Agreement, and together with the Second Closing, a “Committed Closing”) occurs and a holder of Preferred Stock that has been provided proper notice of such Committed Closing as required by the Note Purchase Agreement does not invest in the Committed Closing its Committed Amount (as defined in the Note Purchase Agreement) in accordance with the terms of the Note Purchase Agreement, then concurrently with the Committed Closing (a) each share of Preferred Stock held by such holder, or held by such holder as of the Effective Date and subsequently transferred, shall automatically be converted into shares of Common Stock at the then-applicable conversion rate, and (b) any warrant exercisable for shares of Preferred Stock then held by such holder automatically shall be converted into a warrant exercisable for a number of shares of Common Stock equal to the number of shares of Common Stock into which such shares of Preferred Stock issuable upon exercise of such warrant were then convertible. Solely in determining whether any holder of Preferred Stock has invested at the Committed Closing its

Committed Amount, any investment by a Related Party (as defined below) of such holder that is in excess of such Related Party’s Committed Amount (if any) shall, to the extent requested by such Related Party, be attributed to such holder; provided, that no investment constituting part of such excess shall be attributed to more than one person or entity. The term “Related Party” means with respect to any holder of Preferred Stock (a) such holder’s affiliate, (b) if such holder is a venture capital or other investment fund, such holder’s exclusive provider of investment management or investment advisory services (a “Manager”), such Manager’s affiliates, any other venture capital or investment fund to which such Manager or its affiliates provide exclusive investment management or investment advisory services, and any other venture capital or investment fund in the same fund family, or (c) a venture capital or other investment fund in respect of which such holder, or an affiliate of such stockholder, is a Manager.

3. Mechanics of Mandatory Conversion. On or before the date so fixed for conversion, each holder of shares of the Preferred Stock or warrants to purchase shares of Preferred Stock subject to conversion pursuant to subsection F(1) or F(2), shall surrender the certificate or certificates for all such shares or warrant or warrants to the Corporation at the place designated in such notice and shall thereafter receive certificates for the number of shares of Common Stock or warrants to purchase the number of shares of Common Stock to which such holder is entitled. All certificates evidencing shares of Preferred Stock or warrants to purchase shares of Preferred Stock which are required to be surrendered for conversion on such date shall, from and after such date, be deemed to have been retired and cancelled and the shares of Preferred Stock or rights to acquire shares of Preferred Stock represented thereby shall be deemed converted into shares of Common Stock or the right to purchase shares of Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates or warrants on or prior to such date. The mechanics for conversion and other provisions relating to conversion of Preferred Stock into Common Stock set forth elsewhere in this Restated Certificate shall apply to the mandatory conversion of the Preferred Stock.

G.	Redemption

1. Redemption. Shares of Series A/A-1 Preferred Stock shall be redeemed by the Corporation at a price equal to the applicable Preference Amount as of the Redemption Date (the “Redemption Price”), at any time on or after the sixth anniversary of the first sale by the Corporation of the Series A-1 Preferred Stock at the election of the holders of at least a majority of the then outstanding shares of Series A/A-1 Preferred Stock, voting together as a separate class on an as-converted to Common Stock basis, upon written notice requesting redemption of all shares of Series A/A-1 Preferred Stock (a “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. The date of such redemption shall be referred to as the “Redemption Date”. If on any Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series A/A-1 Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

2. Redemption Notice. The Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Series A/A-1 Preferred Stock not less than 60 days prior to the Redemption Date. The Redemption Notice shall state:

(a) the number of shares of Series A/A-1 Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b) the Redemption Date and the Redemption Price;

(c) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A/A-1 Preferred Stock to be redeemed.

3. Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series A/A-1 Preferred Stock to be redeemed on the Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A/A-1 Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A/A-1 Preferred Stock shall promptly be issued to such holder.

4. Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Series A/A-1 Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series A/A-1 Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A/A-1 Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

2. Redeemed or Otherwise Acquired Shares. Any shares of Series A/A-1 Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A/A-1 Preferred Stock following redemption.

ARTICLE VI

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of Preferred Stock set forth herein. The holders of the Common Stock are entitled to one vote for each share of Common Stock held by them at all meetings of stockholders (and for all written actions of stockholders in lieu of meetings).

ARTICLE VII

The number of directors of the Corporation, which constitute the whole Board of Directors of the Corporation, may be fixed by the Bylaws of the Corporation. Elections of directors may be, but shall not be required to be, by written ballot.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

ARTICLE IX

The Corporation is to have perpetual existence.

ARTICLE X

Notwithstanding the provisions of Section 242 of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation.

ARTICLE XI

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no present or former director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Restated Certificate inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XII

The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

ARTICLE XIII

All provisions relating to any exchange, reclassification or cancellation of issued shares are set forth in this Restated Certificate.

ARTICLE XIV

Any shares of Preferred Stock redeemed, purchased, converted or otherwise acquired by the Corporation shall be deemed retired and shall be cancelled and may not under any circumstances thereafter be reissued or otherwise disposed of by the Corporation.

ARTICLE XV

Any of the rights, powers, preferences and other terms of the Series A Preferred Stock or Series A-1 Preferred Stock set forth herein may be waived on behalf of all holders of such Series A Preferred Stock or Series A-1 Preferred Stock only by the affirmative written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A/A-1 Preferred Stock, voting together as a separate class on an as-converted to Common Stock basis.

ARTICLE XVI

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series A/A-1 Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

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